Exhibit 99.1
For Immediate Release
     Executive Contacts:
     Robert C. Atkinson
     Vice President
     Investor Relations
     Chico’s FAS, Inc.
     (239) 274-4199
Chico’s Announces Election of Class I Directors, Ratification of
Other Proposals at Annual Meeting of Stockholders
President and CEO David F. Dyer Provides Business Update
     Fort Myers, FL - June 25, 2009 - Chico’s FAS, Inc. (NYSE: CHS) announced that, based on a preliminary count provided by its Inspector of Elections, stockholders have re-elected both of the Company’s Class I Directors at today’s Annual Meeting of Stockholders. In addition, based on that preliminary count, stockholders ratified an amendment to the Company’s Articles of Incorporation providing for a majority vote standard for uncontested director elections and the appointment of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending January 30, 2010 (fiscal 2009).
     In his report on the Company, David F. Dyer, President and CEO indicated that sales for the second quarter-to-date are running negative low single digit. Mr. Dyer added that the White House | Black Market brand has quarter-to-date positive comparable store sales, while the Chico’s brand has delivered a comparable store sales percentage decrease in the low single digits quarter-to-date.
     ABOUT CHICO’S FAS, INC.
The Company is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,068 specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico.
     The Chico’s brand currently operates 613 boutique and 40 outlet stores, publishes a catalog during key shopping periods throughout the year, and conducts e-commerce at www.chicos.com.
     White House | Black Market currently operates 326 boutique and 16 outlet stores, publishes a catalog highlighting its latest fashions and conducts e-commerce at www.whitehouseblackmarket.com.
     Soma Intimates is the Company’s developing concept with 72 boutique stores and 1 outlet store today. Soma also publishes a popular catalog for its customers and conducts e-commerce at www.soma.com.
     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information on Chico’s FAS, Inc., please go to our corporate website, www.chicosfas.com.